                                                                    EXHIBIT 12.1


                    CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY, INC.)

                       STATEMENT SETTING FORTH DETAIL FOR
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

                                                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                                  JUNE 30,
                                         ----------------------------------------------------------------    ----------------------
                                             2002          2001          2000         1999         1998         2003         2002
                                         -----------    ---------     ---------    ---------    ---------    ---------    ---------
Income from continuing operations.....   $   547,450    $ 445,955     $ 490,987    $ 277,240    $ 244,838    $ 179,558    $ 270,140
Income taxes for continuing
  operations..........................       285,882      227,811       233,367      142,786      159,126       95,159      138,140
Capitalized Interest..................        (3,672)      (4,581)       (4,011)      (7,632)      (2,775)      (1,332)      (2,271)
                                         -----------    ---------     ---------    ---------    ---------    ---------    ---------
                                             829,660      669,185       720,343      412,394      401,189      273,385      406,009
                                         -----------    ---------     ---------    ---------    ---------    ---------    ---------

Fixed charges, as defined:
   Interest expense...................       284,898      233,344       230,385      196,791      229,505      182,543      127,666
   Capitalized Interest...............         3,672        4,581         4,011        7,632        2,775        1,332        2,271
   Interest component of rentals
     charged to operating expense.....         1,654        1,686         1,060          590          203          817          856
                                         -----------    ---------     ---------    ---------    ---------    ---------    ---------
   Total fixed charges................       290,224      239,611       235,456      205,013      232,483      184,692      130,793
                                         -----------    ---------     ---------    ---------    ---------    ---------    ---------
Earnings, as defined..................   $ 1,119,884    $ 908,796     $ 955,799    $ 617,407    $ 633,672    $ 458,077    $ 536,802
                                         ===========    =========     =========    =========    =========    =========    =========
Ratio of earnings to fixed charges....          3.86         3.79          4.06         3.01         2.73         2.48         4.10
                                         ===========    =========     =========    =========    =========    =========    =========